Exhibit 99.2
PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE BALANCE SHEET
AS OF OCTOBER 31, 2001
(in millions, except share amounts)

October, 2001
ASSETS
Current Assets
Cash and cash equivalents	$ (12)
Short-term investments	4,780
Accounts receivable:
Customers (net of allowance for doubtful accounts of $49 million)	1,583
Related parties	35
Regulatory balancing accounts	132
Inventories:
Gas stored underground and fuel oil	294
Materials and supplies	128
Prepaid expenses and other	105
Total current assets	7,045

Property, Plant, and Equipment
Electric	17,135
Gas	7,619
Construction work in progress	256
Total property, plant, and equipment (at original cost)	25,010
Accumulated depreciation and decommissioning	(11,728)
Net property, plant, and equipment	13,282

Other Noncurrent Assets
Regulatory assets	1,934
Nuclear decommissioning trust funds	1,281
Other	2,139
Total noncurrent assets	5,354
TOTAL ASSETS	$ 25,681

LIABILITIES AND EQUITY
Liabilities
Accounts payable
Trade creditors	$ 269
Related parties	40
Regulatory Balancing Accounts	268
Other	191
Accrued taxes	570
Rate reduction bonds	1,767
Deferred income taxes	1,187
Deferred tax credits	160
Pre-petition secured debt	3,450
Pre-petition liabilities	5,709
Pre-petition financing debt	5,864
Other liabilities	3,453
Total liabilities	22,928

Preferred Stock With Mandatory Redemption Provisions	137

Stockholders' Equity
Preferred stock without mandatory redemption provisions
Nonredeemable--5% to 6%, outstanding 5,784,825 shares	145
Redeemable--4.36% to 7.04%, outstanding 5,973,456 shares	149
Common stock, $5 par value, authorized 800,000,000 shares;
issued 321,314,760 shares	1,606
Additional paid in capital	1,964
Accumulated deficit	(1,246)
Accumulated other comprehensive loss	(2)
Total stockholders' equity	2,616

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 25,681

PACIFIC GAS AND ELECTRIC COMPANY
U.S. TRUSTEE BALANCE SHEET AS OF OCTOBER 31, 2001

Notes

1

These preliminary financial statements were prepared using certain assumptions and estimates. These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement.
Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

2

These unaudited statements are prepared for the U.S. Trustee and differ from the requirements of generally accepted accounting principles in that they exclude certain financial statements (statements of cash flows, stockholders equity, and other comprehensive income), relevant footnotes and certain reclassifications.

3	Cash and cash equivalents have been reduced for uncleared checks. On the balance sheet included with the Utility's 10-Q, uncleared checks are treated as an accounts payable liability.

		Case to date
	Month	seven months
	ended	ended
	October 31, 2001	October 31, 2001
OPERATING REVENUES	$ 964	$ 6,211

OPERATING EXPENSES:
Cost of Electric Energy	132	204
Cost of Gas	43	735
Operating and Maintenance	147	1,411
Depreciation, Decommissioning, and Amortization	74	520
Total Operating Expenses	396	2,870

OPERATING INCOME (LOSS)	568	3,341

Interest Income (Expense)	(60)	(474)
Professional Fees	(1)	(9)
Other Income and (Expense)	(2)	(10)

PRE-TAX INCOME (LOSS)	505	2,848

Income Taxes	189	1,085

EARNINGS (LOSS)	316	1,763

Preferred Dividend Requirement	2	15

EARNINGS (LOSS) AVAILABLE FOR (ALLOCATED TO) COMMON STOCK	$ 314	$ 1,748

PACIFIC GAS AND ELECTRIC COMPANY U.S. TRUSTEE INCOME STATEMENT FOR THE MONTH ENDED OCTOBER 31, 2001 AND THE SEVEN MONTHS ENDED OCTOBER 31, 2001

Notes

1

These preliminary financial statements were prepared using certain assumptions and estimates.
These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement. Further, the amounts shown in this statement, when reported on a quarterly basis, may differ materially due to adjustments in accruals, changes in facts and circumstances, changes in estimates, further analysis, and other factors.

2

These financial statements were prepared using certain assumptions and estimates, including the estimated amount payable to the California Department of Water Resources (DWR) for the estimated amount of power purchased by the DWR on behalf of retail customers based on approximately 10 cents per kilowatt hour (kWh). The Utility acts solely as a billing agent for the DWR. While the rate freeze is in effect, to the extent revenue is allocable to the DWR, there will be a corresponding reduction in the
Utility's revenues. Therefore, the amounts paid to the DWR for deliveries are not recorded as expense and the revenue billed by the Utility to its customers associated with this energy is excluded from revenues. These assumptions and estimates are subject to revision and actual results could differ materially from the information provided in this statement.

The results for the month of October 2001 are not i ndicative of future earnings. While the rate freeze is in effect, earnings could differ materially as a result of the implementation of the DWR's revenue requirements when and if adopted by the California Public Utilities Commission (CPUC). On
October 19, 2001, the DWR issued a draft revised revenue requirement which reduces its overall revenue requirement statewide from $12.6 billion to $10.2 billion for the two year period 2001-2002. On
November 5, 2001, the DWR formally submitted its revised revenue requirement to the CPUC. The revised
DWR revenue requirement does not resolve issues relating to: (1) allocation of DWR's costs among the three utilities, which are pending before the CPUC in a separate proceeding, (2) how the DWR request would be reconciled with PG&E's existing rates, including those for its retained generation facilities, and
(3) the dispute between DWR and the CPUC regarding the form and substance of a rate agreement which DWR has requested for the purpose of financing its bonds.

Further, the income statement does not reflect the DWR revised revenue requirement dated
November 5, 2001, nor does it reflect the CPUC's Proposed Decision issued on September 4, 2001, to increase the amount of the allocation of the DWR revenue requirement to be collected from the Utility's customers compared to the amount contained in its earlier request submitted to the
CPUC on August 7, 2001.

3	Items impacting comparability for the month ended October 31, 2001, (net of taxes):

		(in millions of dollars)
		After-Tax
	Generation Regulatory Asset Valuation Reserve	(231)
	Interest Expense	12
	Other	1
	Total	$ (218)

4	Case to date results reflect the entire seven month period ended October 31, 2001. The bankruptcy petition date is April 6, 2001.